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                                                               Exhibit 10.2


                             CONSULTING AGREEMENT

     Sara Lee Corporation (the "Company") and Donald J. Franceschini (the "Consultant") enter into this Consulting Agreement (the "Agreement") which was executed on the 17th day of November, 1997, and is effective as of the first day of January, 1998 (the "Effective Date").

                             W I T N E S S E T H:


     WHEREAS, Consultant is employed by the Company as a Vice-Chairman and serves on its Board of Directors;

     WHEREAS, Consultant has decided to resign from the Company's Board of Directors and as an officer of the Company on December 4, 1997 and retire as an employee of the Company on December 31, 1997 (the "Retirement Date");

     WHEREAS, the Company desires to retain Consultant to provide consulting services to the Company following his retirement.

     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the parties agree as follows:

     1. CONSULTING SERVICES. Consultant agrees to make available to the Company Consultant's services, experience and knowledge with respect to manufacturing, sourcing, distributing, marketing and selling intimate apparel during the term of this Agreement. Without limiting the foregoing, Consultant agrees to (a) undertake an analysis of the Company's worldwide intimate apparel business and develop strategies and recommendations for divesting and outsourcing the manufacturing, sourcing and distribution of intimate apparel in furtherance of the Company's recently announced Project 2000 strategic restructuring; (b) undertake a benchmarking analysis of the Company's sourcing capabilities throughout the Company's worldwide intimate apparel business and develop strategies and recommendations for improving and rationalizing the Company's sourcing capabilities; and (c) undertake a feasibility analysis regarding the development, either singularly or jointly with a strategic partner or partners, of a mass market private label intimate apparel business. Consultant may from time to time be required to attend Company meetings at the request of the Chairman and Chief Executive Officer or President of the Company at such time or times as are mutually agreed upon. The Company shall make available to the Consultant at his request such information in the possession of the Company as well as access to Company employees reasonably necessary for the Consultant to perform his services hereunder. Nothing contained in this Agreement shall be deemed to create an employment relationship between the Company and

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Consultant.  In providing such consulting services, Consultant shall be an independent contractor and shall not have the authority to bind the Company with respect to any matter.

     2.   CONSULTING TERM AND FEE.

     (a) The Company agrees to retain Consultant as a consultant pursuant to the terms of this Agreement for a period commencing on January 2, 1998 through and including October 31, 2000 (the "Consulting Period").

     (b) As consideration for Consultant's consulting services, the Company hereby agrees to pay Consultant the gross annual amount of Six Hundred Thousand dollars ($600,000.00) payable in equal monthly installments of $50,000 commencing on December 31, 1997 and ending on October 31, 2000. In addition, the Consultant shall receive a one-time payment in the amount of $470,000 which shall be paid to Consultant on August 31, 1998.

     (c) The Company shall reimburse Consultant for all out-of-pocket expenses reasonably and necessarily incurred by Consultant in the performance of his consulting services, provided that such expenses are incurred at the request of the Company and provided further that Consultant submits appropriate documentation of such expenses to the Company.

     (d) Notwithstanding Consultant's death or disability during the Consulting Period, the benefits under this Agreement shall be payable to Consultant's designated beneficiary or, if none, to his estate in the same manner as otherwise payable hereunder and the Company shall have no further obligations to Consultant's beneficiaries under this Agreement.

     (e) As an independent contractor, Consultant shall assume full and exclusive liability for any and all taxes that may be imposed by any federal, state, or local taxing authority with respect to the payments to Consultant under this Agreement. The Company shall issue to Consultant a Form 1099 or other appropriate document reflecting the payments to Consultant.

     3. NON-SOLICITATION AND NON-COMPETITION. In consideration for receiving the payments called for hereunder, Consultant agrees that during the Consulting Period Consultant:

     (a) will not, without the prior written consent of Company, alone, or in association with others, solicit on behalf of Consultant, or any other person, firm, corporation or entity, any employee of the Company, or any of its operating divisions, subsidiaries or affiliates, for employment with a Competing Business (as defined below). For purposes of this Agreement and to avoid any ambiguity, Company and Consultant agree that it will be presumed that Consultant solicited an employee of the Company if such employee commences work with a Competing Business within one (1)

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year after Consultant becomes employed by, an investor of, or affiliated with such Competing Business; and

     (b) will not, without the prior written consent of Company, directly or indirectly counsel or advise (with or without pay) or be employed by, or otherwise engage or participate in any Competing Business; and

     (c) For purposes of this Agreement a "Competing Business" means Best Form, Fila, Fruit of the Loom, Golden Lady, Jockey, Kayser Roth, Levi Strauss, Maidenform, Nike, Reebok, Russell Corporation, Starter Corporation, Triumph, Tultex Corporation, VF Corporation, Wacoal and Warnaco Group, Inc. or any of their respective parents, subsidiaries, affiliates, successors or assigns.

     4. CONFIDENTIALITY. At all times hereafter, Consultant will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company and Consultant will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company.

     5.   TERMINATION OF CONSULTING FEES.

     (a) In the event of a breach of Paragraph 3 or 4 hereof by Consultant, the Company shall have the right to immediately discontinue any remaining payments and other obligations of the Company under this Agreement to Consultant during the remaining Consulting Period and the Consulting Period shall thereupon cease.

     (b) If the Company pursues a claim for actual damages for a breach of Paragraph 3 or 4 by Consultant, any award will first be offset by any monies remaining owed to the Consultant under this Agreement.

     6.   DISPUTE RESOLUTION.

     (a) In the event of any dispute under this Agreement between the parties (other than pursuant to Paragraph 8 below), the party who has the claim under this Agreement shall give the other party reasonable notice and, except in an emergency situation, a reasonable opportunity to cure. The party who has the claim agrees to promptly submit such dispute to binding arbitration. The arbitration hearing shall be completed within ninety (90) days of the first to occur of the notice referred to above or submission to arbitration if no such notice is given.

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     (b)  Such arbitration shall be conducted in accordance with this Agreement and, where not inconsistent, the appropriate commercial arbitration rules of the American Arbitration Association (the "AAA"), and shall be held in Chicago, Illinois, at such location within Chicago as shall be determined by the AAA. Each side shall name one arbitrator. The two arbitrators shall select a third arbitrator either by mutual agreement or from a list submitted by the AAA in accordance with AAA rules. The arbitrators shall permit reasonable discovery in accordance with the Federal Rules of Civil Procedure and the Local Rules of the U.S. District Court for the Northern District of Illinois. The arbitrators shall make written findings of fact and conclusions of law reflecting the appropriate substantive law. The decision of the arbitrators shall be rendered within 30 days of the close of the arbitration hearing and shall be final and binding. The parties shall pay their own expenses of arbitration and legal fees, and the expenses of the arbitrators and the AAA shall be equally shared; provided, however, that if, in the opinion of the arbitrators, any claim under this Agreement or any defense in objection thereto was unreasonable, the arbitrator may assess, as part of their award, all or any part of the arbitration expenses (including reasonable attorneys' fees of the other party and arbitrators' fees under the standards and law applicable under Rules 11 and 37 of the Federal Rules of Civil Procedure) against the party raising such unreasonable claim, defense or objection.

     (c) In any arbitration proceeding pursuant to this Paragraph 6, this Agreement shall be governed as to all matters, including validity, construction and performance, by the laws of the State of Illinois, except as superseded by the laws of the United States.

     (d) The parties agree that any attempt to avoid arbitration by instituting procedures in any other forum except as provided in Paragraph 8 will constitute a material breach of this Agreement and will cause irreparable harm to the other party, including but not limited to disrupting business and incurring legal expenses, thereby requiring an immediate judicial order to return the cause to arbitration and terminate any other proceedings. Judicial orders to enforce the arbitration provisions of this Agreement and otherwise in aid of arbitration may be entered by the federal and state courts located in Cook County, Illinois, at any time prior to or after a final decision by the arbitrators, and the parties hereby submit to personal jurisdiction in the State of Illinois and to venue in such courts.

     7. NON-RELIANCE. Consultant represents to the Company and the Company represents to Consultant that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

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     8.   BREACH OF AGREEMENT.  Consultant and the Company acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 3 or 4 and agree that in event of actual or threatened breach or violation of such provisions the Company shall be awarded injunctive relief in the federal or state courts located in Cook County, Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security and without first complying with the provisions of Paragraph 6, and such right to injunctive relief shall be in addition to any other right available under this Agreement.

     9.   SEVERABILITY OF PROVISIONS.    In the event that any one or more of
the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

     10. NOTICE. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

                    To Consultant at:
                    1430 North Lake Shore Drive
                    Apartment 16
                    Chicago, Illinois  60610

                    with a copy to:
                    Richard L. Menson
                    Gardner, Carton & Douglas
                    321 N. Clark Street, Suite 3300
                    Chicago, IL 60610

                    To the Company at:

                    Sara Lee Corporation
                    Three First National Plaza
                    Chicago, Illinois  60602-4260
                    Attention:  General Counsel

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                   SARA LEE CORPORATION


/s/ Donald J. Franceschini        By: /s/ Gary C. Grom
--------------------------            --------------------------
Donald J. Franceschini
                                   Name:  Gary C. Grom
                                   Title: SVP Human Resources


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